Exhibit 99.1

WorldQuest Networks Buys Business of Premier South Asian
Long-Distance Company
ValuCom™ From Rediff.com

Transaction expected to increase WorldQuest’s revenues 40%

DALLAS – April 12, 2004 – WorldQuest Networks, Inc. (NASDAQ: WQNI), an international Internet telephony and money-transfer company, today announced that it has acquired the business of ValuCom™, a provider of long-distance telephony services primarily serving the South Asian market. By adding ValuCom sales of more than $4 million to WorldQuest’s operations, the company expects total annual revenues to increase by approximately 40 percent. WorldQuest also believes that it can generate better margins from ValuCom sales by leveraging WorldQuest’s proprietary VoIP network and operational infrastructure, thus helping WorldQuest reach its goal of profitability in 2004.

ValuCom is a wholly owned subsidiary of Rediff.com India Limited (NASDAQ: REDF), India’s leading Internet portal providing news, information, communication, entertainment and shopping services to more than 30 million registered users.

Separately, WorldQuest entered into a year-long advertising engagement with Rediff.com through which WorldQuest will have exclusive rights to prominent online advertising space on Rediff.com, the premier online destination for Indians in North America.

“The ValuCom acquisition is consistent with our strategy of further expanding our higher-margin retail telephony business,” said B. Michael Adler, founder and Chief Executive Officer of WorldQuest. “Acquiring ValuCom’s business complements our strategy to add more retail minutes over our VoIP network. The acquisition will also help make our merger with Ntera Holdings, Inc., even more attractive and profitable.”

ValuCom customers made approximately 18 million minutes of long-distance calls during 2003; WorldQuest reported 50.6 million long-distance minutes of use in 2003. Rediff.com reported that ValuCom generated more than $4.5 million in total revenues during the most recent four fiscal quarters, which significantly adds to WorldQuest’s total revenue of approximately $10 million during 2003.

“Today, ValuCom resells other carriers’ products. We believe that we can make the revenue stream more profitable by merging ValuCom’s business with WorldQuest’s proprietary VoIP network and operational infrastructure,” said WorldQuest Vice President and Chief Financial Officer Victor E. Grijalva. “Increasing ValuCom’s gross-profit margins will help accelerate profitability in 2004, on a pre-merger basis.”

On March 17, 2004, WorldQuest Networks announced a merger agreement with Ntera Holdings, Inc., a privately held, Miami-based provider of VoIP – or “voice over internet protocol” – and other services to the telecom industry. WorldQuest and Ntera have targeted the third quarter of 2004 for completion of the merger, with WorldQuest Networks as the surviving entity.

Notice Regarding Forward-Looking Statements

Statements in this press release concerning WorldQuest’s future expectations, plans and prospects are “forward looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the transaction with ValuCom, including expected financial performance and operating results, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of WorldQuest’s management and are subject to significant risks and uncertainties. There can be no assurances that future events and results (including the annual revenue expectations attributable to the ValuCom transaction, all as described above) will be achieved, and actual results could differ materially from stated expectations, intentions, forecasts and estimates. Important factors that could cause actual results to differ materially from expectations, forecasts and estimates include risks that the ValuCom assets will not be integrated successfully, risks that the cost savings any other synergies from the transaction may not be fully realized or may take longer to realize than expected, risks associated with the fact that revenue expectations may not be realized and other risk factors and uncertainties described in WorldQuest’s SEC filings. Such additional risk factors can be found in the 2003 Annual Report on Form 10-KSB of WorldQuest filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov ).

In connection with the proposed merger with Ntera, it is expected that WorldQuest will file with the SEC and mail to its security holders a proxy statement containing information about the merger. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND RELATED MATERIALS CAREFULLY BECAUSE THE PROXY STATEMENT AND OTHER MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANIES, THE MERGER, THE PERSONS SOLICITING PROXIES RELATING TO THE MERGER, THEIR INTERESTS IN THE MERGER AND RELATED MATTERS. When these and other documents are filed with the SEC, stockholders will be able to obtain a free copy of same, without charge, at the SEC’s Internet site: (http://www.sec.gov ). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, when available, without charge, by directing a request to WorldQuest Networks, Inc., 14911 Quorum Drive, Suite 140, Dallas, Texas 75254, Attention: Victor Grijalva, or by fax, to (972) 980-4453. The directors and executive officers of WorldQuest and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding WorldQuest’s directors and executive officers is available in its proxy statement filed with the Securities and Exchange Commission on March 10, 2003. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement and other relevant materials to be filed with the SEC when they become available.

About WorldQuest Networks, Inc.

Based in Dallas, WorldQuest Networks, Inc. is an international Internet telephony and money-transfer company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates, and to transfer money securely, conveniently and cost effectively to India, Sri Lanka, the Philippines and Russia. WorldQuest’s Web site is www.wqn.com.

About Rediff.com

Rediff.com (www.rediff.com; NASDAQ: REDF) is one of the premier worldwide online providers of news, information, communication, entertainment and shopping services for Indians with over 30 million registered users. Known for being one of the first with news and providing accurate and trustworthy information, Rediff.com provides an ideal platform for Indians worldwide to connect with one another online fast. Rediff.com is committed to offering a personalized and a secure surfing and shopping environment. Founded in 1996, Rediff.com is headquartered in Mumbai, India, with offices in New Delhi and New York.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com